UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 13, 2005

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30212
(Commission File Number)

13-3422912
(I.R.S. Employer Identification No.)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East,
Kowloon, Hong Kong
(Address of Principal Executive Offices) (Zip Code)

(011) 852-2390-8600
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China Digital Media Corporation f/k/a Hairmax International, Inc., a Nevada corporation (the “Registrant”), in connection with the item set forth below.

ITEM 8.01 Other Events

On October 13, 2005, the Registrant filed a Certificate of Amendment to the Certificate of Designation of the Series A Convertible Preferred Stock with the Secretary of State of Nevada, which amendment decreases the Conversion Ratio of the Series A Convertible Preferred Stock from two hundred (200) shares of fully paid and nonassessable shares of Common Stock for each share of Series A Convertible Preferred Stock to five (5) shares of fully paid and nonassessable shares of Common Stock for each share of Series A Convertible Preferred Stock. The new Conversion Ratio is set forth in Section 3(a) of the Certificate of Designation, which is attached as Exhibit 10 hereto.

The Registrant anticipates that its decrease in the Conversion Ratio of the Series A Convertible Preferred Stock may make the capital structure of the Registrant more attractive to potential equity investors in the Registrant. Prior to the amendment, Mr. Daniel Ng, Chairman and Chief Executive Officer of the Registrant, owned approximately 98% of the total combined voting power of the Registrant. After the amendment, Mr. Ng will own securities with 32,625,000 votes out of a total combined voting power of 39,462,468 votes, which represents 82.6% of the total combined voting power. Mr. Ng’s willingness, as the sole holder of the Series A Convertible Preferred Stock, to agree to the reduction in the Conversion Ratio from 200 to 5 common shares is a substantial concession on his part, both in terms of reduced voting power and reduced equity ownership of the Registrant.

The shares of Series A Convertible Preferred Stock of the Registrant are not registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

Dated: October 25, 2005	By:	/s/ Daniel Ng
Daniel Ng Chairman & CEO

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10	Certificate of Amendment to Certificate of Designation of China Digital Media Corporation, dated October 3, 2005

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